SUMMARY PLAN DESCRIPTION


                        FOR THE


                NEWPORT FEDERAL SAVINGS
      AND LOAN ASSOCIATION 401(k) RETIREMENT PLAN


              Effective: January 1, 1986
             As Amended: September 1, 1997














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                   TABLE OF CONTENTS

                                                  Page


(1)  GENERAL . . . . . . . . . . . . . . . . . . . . 1

(2)  IDENTIFICATION OF PLAN. . . . . . . . . . . . . 1

(3)  TYPE OF PLAN. . . . . . . . . . . . . . . . . . 1

(4)  PLAN ADMINISTRATOR. . . . . . . . . . . . . . . 1

(5)  TRUSTEE/TRUST FUND. . . . . . . . . . . . . . . 2

(6)  HOURS OF SERVICE. . . . . . . . . . . . . . . . 2

(7)  ELIGIBILITY TO PARTICIPATE. . . . . . . . . . . 2

(8)  EMPLOYER'S CONTRIBUTIONS. . . . . . . . . . . . 3
     401(k) Arrangement. . . . . . . . . . . . . . . 3
     Matching contributions. . . . . . . . . . . . . 4
     Qualified nonelective contributions . . . . . . 4
     Employer's nonelective contributions. . . . . . 4
     Allocation of forfeitures . . . . . . . . . . . 5
     Compensation. . . . . . . . . . . . . . . . . . 5
     Conditions for allocation . . . . . . . . . . . 5

(9)  EMPLOYEE CONTRIBUTIONS. . . . . . . . . . . . . 5

(10) VESTING IN EMPLOYER CONTRIBUTIONS . . . . . . . 6
     Vesting for Deferral Contributions Account. . . 6
     Special vesting rule for death or disability. . 6
     Year of service . . . . . . . . . . . . . . . . 6
     Forfeiture Break in Service Rule. . . . . . . . 7
          Example (7)
     Cash Out Rule . . . . . . . . . . . . . . . . . 7

(11) PAYMENT OF BENEFITS AFTER TERMINATION OF
     EMPLOYMENT. . . . . . . . . . . . . . . . . . . 8
     Forms of Benefit Payment. . . . . . . . . . . . 9

(12) PAYMENT OF BENEFITS PRIOR TO TERMINATION OF
     EMPLOYMENT - HARDSHIP WITHDRAWALS. . . . . . . 10

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Summary Plan Description for Newport Federal Savings and
Loan Association 401(k) Retirement Plan


(13) DISABILITY BENEFITS . . . . . . . . . . . . . .10

(14) PAYMENT OF BENEFITS UPON DEATH. . . . . . . . .11

(15) DISQUALIFICATION OF PARTICIPANT STATUS -
     LOSS OR DENIAL OF BENEFITS. . . . . . . . . . .11

(16) CLAIMS PROCEDURE. . . . . . . . . . . . . . . .12

(17) RETIRED PARTICIPANT, SEPARATED PARTICIPANT
     WITH VESTED BENEFIT, BENEFICIARY RECEIVING
     BENEFITS. . . . . . . . . . . . . . . .  . . . 12

(18) PARTICIPANT'S RIGHTS UNDER ERISA. . . . . . . .13

(19) FEDERAL INCOME TAXATION OF BENEFITS PAID. . . .14

(20) LOANS . . . . . . . . . . . . . . . . . . . . .14

(21) INVESTMENT IN EMPLOYER SECURITIES . . . . . . .16
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               SUMMARY PLAN DESCRIPTION


(1) GENERAL. The legal name, address and Federal employer identification number of the Employer are -

     Newport Federal Savings and Loan Association
                     P.O. Box 249
                   Newport, TN 37821
                    EIN: 62-0309135

The Employer has established a retirement plan ("Plan") to supplement your income upon retirement. In addition to retirement benefits, the Plan may provide benefits in the event of your death or disability or in the event of your termination of employment prior to normal retirement. If after reading the summary you have any question, please ask the Plan Administrator. We emphasize this summary plan description is a highlight of the more important provisions of the Plan. If there is conflict between a statement in this summary plan description and in the Plan, the terms of the Plan control.

(2) IDENTIFICATION OF PLAN. The Plan is known as the Newport Federal Savings and Loan Association 401(k) Retirement Plan.
The Employer has assigned 002 as the Plan identification number. The plan year is the period on which the Plan maintains its records: the plan year for this Plan is the 12-month period ending December 31.

(3) TYPE OF PLAN. The Plan is commonly known as a 401(k) Profit Sharing Plan. Section (8), "Employer's Contributions," explains how you share in the Employer's annual contributions to the trust fund and the extent to which the Employer has an obligation to make annual contributions to the trust fund.

Under this Plan, there is no fixed dollar amount of retirement benefits. Your actual retirement benefit will depend on the amount of your account balance at the time of retirement. Your account balance will reflect the annual allocations, the period of time you participate in the Plan and the success of the Plan in investing and re-investing the assets of the trust fund. A governmental agency known as the Pension Benefit Guaranty Corporation (PBGC) insures the benefits payable under plans which provide for fixed and determinable retirement benefits. This Plan does not provide a fixed and determinable retirement benefit. Therefore, the PBGC does not include this Plan within its insurance program.

(4) PLAN ADMINISTRATOR. The Employer is the Plan Administrator. The Employer's telephone number is (423) 623-6088. The Employer has designated Richard Harwood, President, to assist the Employer with the duties of Plan Administrator. You may contact him at the Employer's address. The Plan Administrator is responsible for providing you and other participants information regarding your rights and benefits under the Plan. The Plan Administrator also has the primary authority for filing the various reports, forms and returns with the Department of Labor and the Internal Revenue Service.
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Summary Plan Description for Newport Federal Savings and
Loan Association 401(k) Retirement Plan

The name of the person designated as agent for service of legal process and the address where a processor may serve legal process upon the Plan are Richard Harwood, President, Newport Federal Savings and Loan Association, P.O. Box 249, Newport, TN 37821. A legal processor also may serve the Trustee of the Plan or the Plan Administrator.

The Plan Administrator has the responsibility for making all discretionary determinations under the Plan and for giving distribution directions to the Trustee.

(5) Trustee/Trust Fund. The Employer has appointed Home Federal Bank of Tennessee, 515 Market Street, Knoxville, Tennessee 37902, to hold the office of Trustee. The Trustee will hold all amounts the Employer contributes to it in a trust fund and directs the investment of the Plan Fund except those funds directed by Participants to be invested in Employer Securities, in accordance with Section (21) of the Summary.

Upon the direction of the Plan Administrator, the Trustee will make all distribution and benefit payments from the trust fund to participants and beneficiaries. The Trustee will maintain trust fund records on a plan year basis.

(6) Hours of Service. The Plan and this summary plan description include references to hours of service. To become eligible to participate in the Plan, to advance on the vesting schedule or to share in the allocation of Employer contributions for a plan year, the Plan requires you to complete a minimum number of hours of service during a specified period. The sections covering eligibility to participate, vesting and Employer contributions explain this aspect of the Plan in the context of those topics. However, hour of service has the same meaning for all purposes of the Plan.

The Department of Labor, in its regulations, has prescribed various methods under which the Employer may credit hours of service. The Employer has selected the "actual" method for crediting hours of service. Under the actual method, you will receive credit for each hour for which the Employer pays you, directly or indirectly, or for which you are entitled to payment, for the performance of your employment duties. You also will receive credit for certain hours during which you do not work if the Employer pays you for those hours, such as paid vacation.

If an employee's absence from employment is due to maternity or paternity leave, the employee will receive credit for unpaid hours of service related to his leave, not to exceed 501 hours. The Plan Administrator will credit these hours of service to the first period during which the employee otherwise would incur a l-year break in service as a result of the unpaid absence.

(7) ELIGIBILITY TO PARTICIPATE. To become a participant, you must complete six months of service and attain age 21. You do not have to complete any form for entry into the Plan. You will become
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Summary Plan Description for Newport Federal Savings and
Loan Association 401(k) Retirement Plan

a participant on January 1 or July 1 immediately following the later of the date you complete the age and service requirement.

For example, if you begin work on February 15 and work from that February 15 through the following August 15, you would enter the Plan on the January 1 immediately following the completion of 6 months of service.

The example in the prior paragraph assumes you are at least age 21 when you complete the service requirement. If you have not attained age 21 when you complete the service requirement, then you will become a participant in the Plan on the first January 1 or July 1 immediately following your attainment of age 21.

(8)  EMPLOYER'S CONTRIBUTIONS.

401(k) ARRANGEMENT. The Plan includes a "401(k) arrangement," under which you may elect to have the Employer contribute a portion of your compensation to the Plan. The contributions the Employer makes under your election are "elective deferrals."
The Plan Administrator will allocate your elective deferrals to a separate account designated by the Plan as your Deferral Contributions Account.

As a participant in the Plan, you may enter into a salary reduction agreement with the Employer as of January 1 or July 1 of any Plan Year. The Plan Administrator will give you a salary reduction agreement form which will explain your salary reduction options. The Employer will withhold from your pay the amount you have agreed to have the Employer contribute to the Plan as elective deferrals, not to exceed 15% of your compensation. Your salary reduction agreement shall stay in effect until modified by you as of any January 1 or July, or terminated at any time.

For any calendar year, your elective deferrals also may not exceed a specific dollar amount determined by the Internal Revenue Service. If your elective deferrals for a particular calendar year exceed the dollar limitation in effect for that calendar year, the Plan will refund the excess amount, plus any earnings (or losses) allocated to that excess amount. If you participate in another "401(k) arrangement" or in similar arrangements under which you elect to have an employer contribute on your behalf, your total elective deferrals may not exceed the dollar limitation in effect for that calendar year. The Form W-2 you receive from each employer for the calendar year will report the amount of your elective deferrals for that calendar year under that employer's plan. If your total elective deferrals exceed the dollar limitation in effect for that calendar year, you should decide which plan you wish to designate as the plan with the excess amount. If you designate this Plan as holding the excess amount for a calendar year, you must notify the Plan Administrator of that designation by March 1 of the following calendar year. The Trustee then will distribute the excess amount to you, plus earnings (or loss) allocated to that excess amount.

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Summary Plan Description for Newport Federal Savings and
Loan Association 401(k) Retirement Plan

MATCHING CONTRIBUTIONS. For each plan year, the Employer will contribute to the Plan an amount of matching contributions determined by the Employer at its discretion. The Employer may choose not to make matching contributions for a particular plan year. The Plan Administrator will allocate the matching contributions on the basis of the participants' "eligible contributions." A participant's "eligible contributions" equal the participant's elective deferrals for the plan year (other than any elective deferrals which exceed the dollar limitation determined by the Internal Revenue Service), not in excess of 6% of compensation. A participant's share of the matching contributions is equal to his share of the total eligible contributions made by all participants. For example, if your eligible contributions equal 1% of the total eligible contributions made by all participants, your account would receive an allocation of 1% of the total amount of matching contributions made by the Employer for the plan year. The Plan Administrator allocates your share of these matching contributions to your Regular Matching Contributions Account.

QUALIFIED NONELECTIVE CONTRIBUTIONS. The Plan permits the Employer to contribute a discretionary amount for a plan year which the Employer will designate as qualified nonelective contributions. The Employer may choose not to make qualified nonelective contributions for a particular plan year. If the Employer makes qualified nonelective contributions for a plan year, the Plan Administrator will allocate those contributions to the separate accounts of those nonhighly compensated participants who are eligible for an allocation for the plan year. The Plan Administrator will base a nonhighly compensated participant's allocation of qualified nonelective contributions upon the participant's share of the total compensation paid during that plan year to all nonhighly compensated participants eligible for the allocation. For example, if your compensation for a particular plan year equals 1% of total compensation for all nonhighly compensated participants eligible for the allocation, the Plan Administrator would allocate 1% of the total qualified nonelective contributions to your Qualified Nonelective Contributions Account.

EMPLOYER'S NONELECTIVE CONTRIBUTIONS.  Each plan year, the
Employer will make nonelective contributions to the Plan in the amount determined by the Employer at its discretion. The
Employer may choose not to make nonelective contributions to the Plan for a particular plan year.

The Plan as adopted by the Employer is a nonintegrated profit sharing plan. For each plan year the Employer makes nonelective contributions to the Plan, the Plan Administrator will allocate this contribution to the separate accounts maintained for participants pro rata in accordance with compensation.

Thus, the Plan Administrator will allocate the Employer's non-elective contribution in the ratio that the sum of each participant's compensation bears to the sum of all compensation.

ALLOCATION OF FORFEITURES. The Plan allocates participant forfeitures as if the forfeitures were additional Employer nonelective contributions for the plan year in which the forfeiture occurs.

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Summary Plan Description for Newport Federal Savings and
Loan Association 401(k) Retirement Plan

COMPENSATION. The Plan defines compensation as the employee's total amount of earnings reportable as W-2 earnings for Federal income tax withholding purposes, not including contributions not taxed under Code Subsection Subsection 125, 402(a)(8), 402(h) or 403(b). With limited exceptions, the Plan includes an employee's compensation only for the part of the plan year in which he actually is a participant.

CONDITIONS FOR ALLOCATION. Generally, your account is entitled to an allocation of Employer contributions for each plan year in which you are a participant on the last day of the Plan Year, or if you complete more than 500 Hours of Service in the Plan Year. As an exception, you are entitled to an allocation for the Plan Year in which you retire, die or become disabled.

The contribution allocations described in this Section (8) may vary for certain employees if the Plan is top heavy. Generally, the plan is top heavy if more than 60% of the Plan's assets are allocated to the accounts of key employees (certain owners and officers). If the Plan is top heavy, any participant who is not a key employee and who employed on the last day of the plan year, may not receive a contribution allocation which is less than a certain minimum. Usually that minimum is 3%, but if the contribution allocation for the plan year is less than 3% for all the key employees, the top heavy minimum is the smaller allocation rate. If you are a participant in the Plan, your allocation described in this Section (8) in most cases will be equal to or greater than the top heavy minimum contribution allocation. The Plan also may vary the definition of the top heavy minimum contribution allocation to take into account another plan maintained by the Employer.

The law limits the amount of "additions" (other than trust earnings) which the Plan may allocate to your account under the Plan. Your additions may never exceed 25% of your compensation for a particular plan year, but may be less if 25% of your compensation exceeds a dollar amount announced by the Internal Revenue Service each year. The Plan may need to reduce this limitation if you participate (or have participated) in any other plans maintained by the Employer. The discussion of Plan allocations in this Section (8) is subject to this limitation.

(9)  EMPLOYEE CONTRIBUTIONS.    The Plan does not permit nor
require you to make employee contributions to the trust fund. "Employee contributions" are contributions made by an employee for which the employee does not receive an income tax deduction. The only source of contributions under the Plan is the annual Employer contribution, including the "elective deferrals" made at your election under the 401(k) arrangement described in Section (8). "Elective deferrals" are not "employee contributions" for purposes of the Plan.

(10) VESTING IN EMPLOYER CONTRIBUTIONS. Your interest in the contributions the employer makes to the Plan for your benefit become 100% vested when you attain normal retirement age (as defined in Section (11)). Prior to normal retirement age, your interest in the contributions the employer makes on your behalf become vested in accordance with the following schedule:

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Summary Plan Description for Newport Federal Savings and
Loan Association 401(k) Retirement Plan

Years of Service                     Nonforfeitable Percentage

Less than 3. . . . . . . . . . . . . . . . . . .0%
     3 . . . . . . . . . . . . . . . . . . . . 20%
     4 . . . . . . . . . . . . . . . . . . . . 40%
     5 . . . . . . . . . . . . . . . . . . . . 60%
     6 . . . . . . . . . . . . . . . . . . . . 80%
7 or more. . . . . . . . . . . . . . . . . . .100%

VESTING FOR DEFERRAL CONTRIBUTIONS ACCOUNT. The 100% vesting schedule does not apply to your Deferral Contributions Account described in Section (8). Instead, you are 100% vested at all times in your Deferral Contributions Account.

SPECIAL VESTING RULE FOR DEATH OR DISABILITY. If you die or become disabled while still employed by the Employer, your entire Plan interest becomes 100% vested, even if you otherwise would have a vested interest less than 100%.

YEAR OF SERVICE. To determine your percentage under the vesting schedule, a year of service means a 12-month vesting service period in which you complete at least 1,000 hours of service. The Plan measures the vesting service period as the plan year. If you complete at least 1,000 during a plan year, you will receive credit for a year of service even though you are not employed by the Employer on the last day of that plan year.

You will receive credit for years of service with the Employer prior to the time the Employer established the Plan and for years of service prior to the time you became a participant in the Plan. You will receive no vesting credit for employment prior to age 18.

The Plan provides two methods of vesting forfeiture which may apply before a participant becomes 100% vested in his entire interest under the Plan. The primary method of vesting forfeiture is the "forfeiture break in service" rule. The secondary method of forfeiture is the "cash out" rule. Also see
Section (15) relating to loss or denial of benefits.

FORFEITURE BREAK IN SERVICE RULE. Termination of employment alone will not result in a forfeiture under the Plan unless you do not return to employment with the Employer before incurring a "forfeiture break in service." A "forfeiture break in service" is a period of 5 consecutive vesting service periods in which you do not work more than 500 hours in each vesting service period comprising the 5 year period.

     EXAMPLE. Assume you are 60% vested in your account balance. After working 400 hours during a particular vesting service period, you terminate employment and perform no further service


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Summary Plan Description for Newport Federal Savings and
Loan Association 401(k) Retirement Plan

for the Employer during the next 4 vesting service periods. Under this example, you would have a "forfeiture break in service" during the fourth vesting service period following the vesting service period in which you terminated employment because you did not work more than 500 hours during any vesting service period of 5 consecutive vesting service periods. Consequently, you would forfeit the 40% non-vested portion of your account. If you had returned to employment with the Employer at any time during the 5 consecutive vesting service periods and worked more than 500 hours during any vesting service period within that 5-year period, you would not incur a forfeiture under the "forfeiture break in service" rule.

CASH OUT RULE. The cash out rule applies if you terminate employment and receive a total distribution of the vested portion of your account balance before you incur a forfeiture break in service. For example, assume you terminated employment during a particular vesting service period after completing 800 hours of service. Assume further the total value of your account balance is $6,000 in which you have a 60% vested interest. Before you incur a forfeiture break in service, you receive a distribution of the $3,600 vested portion of your account balance. Upon payment of the $3,600 vested portion of your account balance, you would forfeit the $2,400 nonvested portion. If you return to employment before you incur a "forfeiture break in service," you may have the Plan restore your "cash out" forfeiture by repaying the amount of the distribution you received attributable to Employer contributions. This repayment right applies only if you do not incur a "forfeiture break in service." You must make this repayment no later than the date 5 years after you return to employment with the Employer. Upon your reemployment with the Employer, you may request the Plan Administrator to provide you a full explanation of your rights regarding this repayment option. If the vested portion of your account balance does not exceed $3,500 ($5,000 beginning in 1998), the Plan will distribute that vested portion to you in a lump sum, without your consent. This involuntary cash-out distribution will result in the forfeiture of your nonvested account balance, in the same manner as an employee who voluntarily elects a cash-out distribution. Also, upon reemployment you would have the same repayment option as an employee who elected a cash-out distribution, if you return to employment before incurring a "forfeiture break in service."

If you are 0% vested in your entire interest in the Plan, the Plan will treat you as having received a cash-out distribution of $0. This "distribution" results in a forfeiture of your entire Plan interest. Normally, this forfeiture occurs on the date you terminate employment with the Employer. However, if you are entitled to an allocation of Employer contributions for the plan year in which you terminate employment with the Employer, this forfeiture occurs as of the first day of the next plan year. If you return to employment before you incur a forfeiture break in service, the Plan will restore this forfeiture, as if you repaid a cash-out distribution.

(11) PAYMENT OF BENEFITS AFTER TERMINATION OF EMPLOYMENT.
After you terminate employment with the Employer, the time at which the Plan will commence distribution to you and the form of that distribution depends on whether of your vested account balance exceeds $3,500 ($5,000

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Summary Plan Description for Newport Federal Savings and
Loan Association 401(k) Retirement Plan


beginning in 1998). If you receive a distribution from the Plan before you attain age 55, the law imposes a 10% penalty on the amount of the distribution you must include in your gross income, unless you qualify for an exception from this penalty. You should consult a tax advisor regarding this 10% penalty. This summary makes references to your normal retirement age. Normal retirement age under the Plan is 65.

NORMAL RETIREMENT AGE. Normal retirement age under the Plan is age 65. You are 100% vested at normal retirement age.

EARLY RETIREMENT AGE. Early retirement age under the Plan is age 55 if you have 10 years of service. You are 100% vested at early retirement age.

DISTRIBUTIONS. If your vested account balance does not exceed $3,500 ($5,000 beginning in 1998), the Plan will distribute that portion to you, in lump sum, after you terminate employment with the Employer, in accordance with the administrative procedures of the Plan, within 60 days following the close of the Plan Year in which you terminated employment. If you already have attained normal retirement age when you terminate employment, the Plan must make this distribution no later than the 60th day following the close of the plan year in which your employment terminates, even if the normal distribution date would occur later. The Plan does not permit you to receive the distribution in any form other than a lump sum if your vested account balance does not exceed $3,500 ($5,000 beginning in 1998).

If your vested account balance exceeds $3,500 ($5,000 beginning in 1998), the Plan will commence distribution to you at the time you elect to commence distribution, within 60 days following the close of the Plan Year in which you terminated employment. You may not actually receive distribution on the distribution date you elect. The Plan provides the Trustee an administratively reasonable time following a particular distribution date to make actual distribution to a participant in accordance with the administrative procedures of the Plan.

No later than 30 days prior to your earliest possible distribution date, the Plan Administrator will provide you a notice explaining your right to elect distribution from the Plan and the forms necessary to make your election and waive the 30-day waiting period. If you do not make a distribution election, the Plan will commence distribution to you on the 60th day following the close of the plan year in which the latest of three events occurs: (l) your attainment of age 65; (2) the 10th anniversary of the year in which you commenced participation in the Plan; or (3) your termination of employment with the Employer. To determine whether your vested account balance exceeds $3,500 ($5,000 beginning in 1998), the Plan looks to the last valuation of your account prior to the scheduled distribution date.

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Summary Plan Description for Newport Federal Savings and
Loan Association 401(k) Retirement Plan

With limited exceptions, you may not commence distribution of your vested account balance later than April 1 of the calendar year following the calendar year in which you attain age 70-1/2, except beginning in 1997, if you have not terminated employment with the Employer and you are not a 5% owner. This required distribution date overrides any contrary distribution date described in this summary. If the Employer terminates the Plan before you receive complete distribution of your vested benefits, the Plan might make distribution to you before you otherwise would elect distribution. Upon Plan termination, if your vested account balance exceeds $3,500 ($5,000 beginning in 1998), you will receive an explanation of your distribution rights.

For purposes of making a distribution of any portion of your vested account balance, the Plan refers to the latest valuation of your account balance. The Plan requires valuation of the trust fund, and adjustment of participant accounts, as of December 31. The Plan Administrator also may require a valuation on any other date. You will not receive any adjustment to your account balance for trust fund earnings after the latest valuation date. In general, the Plan allocates trust fund earnings, gains or losses for a valuation period on the basis of each participant's opening account balance at the beginning of the valuation period, less any distributions and charges to each participant's account during the valuation period.

FORMS OF BENEFIT PAYMENT. If your vested account balance exceeds $3,500 ($5,000 beginning in 1998), the Plan permits you to elect distribution under any one of the following methods:

(a)  Lump sum; or

(b)  Part lump sum and part installments, as described in (c);
     or

(c) Installments payments (annually, quarterly or monthly) over a specified period of time, not exceeding your life expectancy or the joint life expectancy of you and your beneficiary.

Under an installment distribution, the Plan Administrator may direct to have the Plan segregate the amount owed to you in a separate account apart from other trust fund assets. Your separate account will continue to draw interest during the period the Plan is making retirement payments to you. If the Plan does not segregate the amount owed to you in a separate account, your retirement account will remain a part of the trust fund and continue to share in trust fund earnings, gains or losses.

The benefit payment rules described in Sections (11) through
(14) reflect the current Plan provisions. If an Employer amends its Plan to change benefit payment options, some options may continue for those participants or beneficiaries who have account balances at the time of the change. If an eliminated option continues to apply to you, the information you receive from the Plan Administrator at the time you first are eligible for distribution from the Plan will include an explanation of that option.

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Summary Plan Description for Newport Federal Savings and
Loan Association 401(k) Retirement Plan

(12) Payment of Benefits Prior to Termination of Employment - Hardship Withdrawals. Prior to your termination of employment, you may elect to withdraw all or a portion of your Deferral Contributions if you incur a hardship. A hardship distribution is available only from your Deferral Contributions Account, not including earnings on Deferral Contributions. A hardship distribution must be on account of any of the following: (1) deductible medical expenses incurred by you, your spouse, or any of your dependents; (2) the purchase (excluding mortgage payments) of a principal residence for you;
(3) the payment of post-secondary education tuition for the next semester or next quarter, for you, your spouse, or for any of your dependents; or (4) to prevent your eviction from your principal residence or the foreclosure on the mortgage on your principal residence. To qualify for the hardship distribution, you may not make elective deferrals to the Plan for the 12-month period following the date of your hardship distribution, you must obtain all other available distributions and all non-taxable loans currently available under the Plan and all other qualified plans maintained by the Employer, and a special limitation may apply to your elective deferrals in the following taxable year.

Other than the withdrawal rights described in this Section (12), the Plan does not permit you to receive payment of any portion of your account balance unless you terminate employment.

(13) DISABILITY BENEFITS. If you terminate employment because of disability, the Plan will pay your entire account balance to you in lump sum at the same time as it would pay your vested account balance for any other termination of employment. However, if your vested account balance exceeds $3,500 ($5,000 beginning in 1998), the disability distribution rules are subject to any election requirements described in Section (11). In general, disability under the Plan means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve
(12) months. The permanence and degree of such impairment shall be supported by medical evidence.

(14) PAYMENT OF BENEFITS UPON DEATH. If you die prior to receiving all of your benefits under the Plan, the Plan will pay the balance of your account to your beneficiary.

The Plan Administrator will provide you with an appropriate form for naming a beneficiary. If you are married, your spouse must consent to the designation of any nonspouse beneficiary. If your vested account balance payable to your designated beneficiary does not exceed $3,500 ($5,000 beginning in 1998), the Plan will pay the benefit, in lump sum, to your designated beneficiary as soon as administratively practicable after your death. If your vested account balance payable to you designated beneficiary exceeds $3,500 ($5,000 beginning in 1998), the Plan will pay the benefit to your designated beneficiary, in the form and at the time elected by the beneficiary, unless, prior to your death, you specify the timing and form of the beneficiary's distribution. The benefit payment election generally must complete distribution of your account balance within five years of your


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Summary Plan Description for Newport Federal Savings and
Loan Association 401(k) Retirement Plan

death, unless distribution commences within one year of your death to your designated beneficiary or unless benefits had commenced prior to your death under the mandatory post-age 70
1/2 distribution requirements described in Section (11).

(15) DISQUALIFICATION OF PARTICIPANT STATUS - LOSS OR DENIAL OF BENEFITS. There are no specific Plan provisions which disqualify you as a participant or which cause you to lose plan benefits, except as provided in Sections (7) and (10). However, if you become disabled and do not receive compensation from the Employer, you will not receive an allocation of the Employer's contribution to the Plan during the period of disability. In addition, if your Plan benefits become payable after termination of employment and the Plan Administrator is unable to locate you at your last address of record, you may forfeit your benefits under the Plan. Therefore, it is very important that you keep the Employer apprised of your mailing address even after you have terminated employment. Finally, if the Employer terminates the Plan, which it has the right to do, you would receive benefits under the Plan based on your account balance accumulated to the date of the termination of the Plan. Termination of the Plan could occur before you attain normal retirement age. If the Employer terminates the Plan, your account will become 100% vested, if not already 100% vested, unless you forfeited the nonvested portion prior to the termination date.

The termination of the Plan does not permit you to receive a distribution from your Deferral Contributions Account, Qualified Nonelective Contributions Account and Matching Contributions Account unless: (1) you otherwise have the right to a distribution, as described in Sections (11) and (12); or (2) the Employer does not maintain a successor defined contribution plan. If you are able to receive a distribution only because the Employer does not maintain a successor defined contribution plan, you must agree to take that distribution as part of a lump sum payment of your entire account balance under the Plan. The Trustee will transfer to the successor defined contribution plan any portion of your interest the Plan is unable to distribute to you.

The fact that the Employer has established this Plan does not confer any right to future employment with the Employer. Furthermore, you may not assign your interest in the Plan to another person or use your Plan interest as collateral for a loan from a commercial lender.

(16) CLAIMS PROCEDURE. You need not file a formal claim with the Plan Administrator in order to receive your benefits under the Plan. When an event occurs which entitles you to a distribution of your benefits under the Plan, the Plan Administrator automatically will notify you regarding your distribution rights. However, if you disagree with the Plan Administrator's determination of the amount of your benefits or with any other decision the Plan Administrator may make regarding your interest in the Plan, the Plan contains the appeal procedure you should follow. In brief, if the Plan Administrator of the Plan determines it should deny benefits to you, the Plan Administrator will give you written notice of the specific reasons for the denial. The notice will refer you to the pertinent provisions of the Plan supporting the Plan Administrator's decision. If you disagree with the Plan


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Summary Plan Description for Newport Federal Savings and
Loan Association 401(k) Retirement Plan

Administrator, you, or a duly authorized representative, must appeal the adverse determination in writing to the Plan Administrator after the receipt of the notice of denial of benefits. If you fail to appeal a denial, the Plan Administrator's determination will be final and binding.

If you appeal to the Plan Administrator, you, or your duly authorized representative, must submit the issues and comments you feel are pertinent to permit the Plan Administrator to re-examine all facts and make a final determination with respect to the denial. The Plan Administrator, in most cases, will make a decision within 60 days of a request on appeal unless special circumstances would make the rendering of a decision within the 60-day period unfeasible. In any event, the Plan Administrator must render a decision within 120 days after its receipt of a request for review. The same procedures apply if, after your death, your beneficiary makes a claim for benefits under the Plan.

(17) RETIRED PARTICIPANT, SEPARATED PARTICIPANT WITH VESTED BENEFIT, BENEFICIARY RECEIVING BENEFITS. If you are a retired participant or beneficiary receiving benefits, the benefits you presently are receiving will continue in the same amount and for the same period provided in the mode of settlement selected at retirement. If you are a separated participant with a vested benefit, you may obtain a statement of the dollar amount of your vested benefit upon request to the Plan Administrator. There is no Plan provision which reduces, changes, terminates, forfeits, or suspends the benefits of a retired participant, a beneficiary receiving benefits or a separated participant's vested benefit amount, except as provided in Section (15).

(18) PARTICIPANT'S RIGHTS UNDER ERISA. As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974
(ERISA). ERISA provides that all Plan participants are entitled to:

(a) Examine, without charge, at the Plan Administrator's office and at other specified locations (such as work sites), all Plan documents, including insurance contracts and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

(b) Obtain copies of all Plan documents and other Plan information upon written request to the Plan
     Administrator. The Plan Administrator may make a reasonable charge for the copies.

(c)  Receive a summary of the Plan's annual financial report.
     ERISA requires the Plan Administrator to furnish each participant with a copy of this summary annual report.

(d) Obtain a statement telling you that you have a right to receive a retirement benefit at the normal retirement age under the Plan and what your benefit could be at normal retirement age if you stop working under the Plan now. If you do not have a right to a retirement


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Summary Plan Description for Newport Federal Savings and
Loan Association 401(k) Retirement Plan

     benefit, the statement will advise you of the number of additional years you must work to receive a retirement benefit. You must request this statement in writing. The law does not require the Plan Administrator to give this statement more than once a year. The Plan must provide the statement free of charge.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate this Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a retirement benefit or from exercising your rights under ERISA.

If your claim for a retirement benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive the materials within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

(19) FEDERAL INCOME TAXATION OF BENEFITS PAID.  Existing
Federal income tax laws do not require you to report as income the portion of the annual Employer contribution allocated to your account. However, when the Plan later distributes your account balance to you, such as upon your retirement, you must report as income the Plan distributions you receive. The Federal tax laws may permit you to report a Plan distribution under a special averaging provision. Also, it may be possible for you to defer Federal income taxation of a distribution by making a "rollover" contribution to your own rollover individual retirement account or to another qualified plan. We emphasize you should


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Summary Plan Description for Newport Federal Savings and
Loan Association 401(k) Retirement Plan

consult your own tax adviser with respect to the proper method of reporting any distribution you receive from the Plan.

(20) LOANS. The Plan permits the Plan Administrator to make loans to participants and beneficiaries.

CRITERIA. The Plan Administrator determines, in a uniform and nondiscriminatory manner, whether you qualify for a loan, applying criteria like a commercial lender of funds would apply. Criteria include, among others, your creditworthiness, your general ability to repay the loan, the period of time you have been employed by the Employer, whether adequate security has been provided for the loan, and whether you agree, as a condition for receiving the loan, to make substantially equal repayments over the term of the loan, through direct, after-tax payroll deductions, on a payroll.

AMOUNTS. In addition to other requirements, you must specify the intended purpose of the loan and show that the loan will be used for that purpose. Loans generally will be offered for the following reasons:

          1.   Purchase or refurbishment of a home;

          2.   Payment of secondary or post-secondary
               education;

          3. Purchase of a new or used car to be used for transportation to and from work or to transport children to school;

          4. Medical expenses not paid for or reimbursed by the Medical Plan or Plans maintained by the Employer;

          5. For purposes of taking a regularly scheduled vacation; or

          6. To meet emergency liquidity requirements of the Plan participant.

INTEREST RATE. Any loan granted or renewed must bear a reasonable rate of interest. Such rate of interest shall be one percentage point greater than the average prevailing interest rate charged on similar commercial loans by area banks, as determined by the Plan Administrator.

SECURITY. Adequate security at least equal to the amount of the loan is required before a loan is granted. For this purpose, your interest under the Plan is considered the only adequate security.

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Summary Plan Description for Newport Federal Savings and
Loan Association 401(k) Retirement Plan

DEFAULT. Generally, a loan default occurs if you fail to timely pay the loan when due. In such event, the Plan Administrator takes such reasonable actions which a prudent fiduciary in like circumstances would take to protect and preserve Plan assets, including accelerating the loan, foreclosing on any collateral, and commencing legal action for collection. If the qualified status of the Plan is not jeopardized, the Plan Administrator may treat a loan in default and not cured within a reasonable period of time as a deemed distribution from the Plan.

DOCUMENTATION. Upon satisfaction of the criteria established for granting a loan, the Plan Administrator may qualify you to receive a loan. In making such determination, the Plan Administrator may consider the liquidity of the Plan assets available for loans. The Plan Administrator requires that you execute all documents necessary to establish the loan, including a promissory note and such other documents which will provide the Plan with adequate security, as determined by the Plan Administrator. The Plan Administrator determines the term, interest rate and other provisions of the loan within the limits of applicable laws. Prepayment is permitted.

(21) INVESTMENT IN EMPLOYER SECURITIES. The Plan permits you to direct the investment of part or all of your account balance in Employer securities. The portion of your account which you do not direct for investment in Employer securities will be invested by Home Federal Bank as trustee.

The Employer securities to which you may direct your Plan account balance are the common stock of the employer, Newport Federal Savings and Loan Association. The investment objective for this stock is capital growth, and it has characteristics of average to high potential risk and greater than average potential return.

To direct all or a portion of your account balance to be invested in Employer securities, you must deliver your investment instructions in writing to the Plan Administrator or Trustee. You must use the form the Plan Administrator provides.
Complete the form carefully. It cannot be accepted if it is incomplete.

You may give investment instructions to the Plan Administrator or Trustee 15 days before January 1 or July 1. Your instructions become effective as of the following January 1 or July 1. Your most recent instruction will remain in effect until you submit new instructions according to these rules. If you do not provide any instructions, your account balance will be invested by the trustee, but not in Employer securities.

The Plan Administrator may exercise all voting, tender or similar rights, if any, attendant to ownership of the Employer securities.

When you initially invest in Employer securities, the Plan
Administrator will give you a copy of the most recently issued prospectus for the stock. Additional information is available on the Employer


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Summary Plan Description for Newport Federal Savings and
Loan Association 401(k) Retirement Plan

securities by requesting it from the Plan Administrator, including the most recent prospectus, financial statements, reports and share values.

The Plan Administrator and the trustee have established procedures to ensure the confidentiality of your investments in Employer securities. Examples of these procedures are:

     (a) Only persons needing to know will have access to information regarding your investment in employer securities. Such restricted information includes any records of any purchase, sale or retention of employer securities under the Plan on your behalf. Persons with access to these records may include the trustee and administrative personnel appointed, employed or retained by the trustee. Management staff of the employer will not have access to these records except as necessary in providing services to the Plan.

     (b) You may deliver in person or by mail any written investment directives regarding employer securities to the office of the trustee (Home Federal Bank of Tennessee, 515
Market Street, Knoxville, Tennessee 37902).

     (c) In the event of any circumstance which involves potential for undue employer influence, including tender offers, exchange offers or contested board elections, the Plan
Administrator will appoint an independent Plan fiduciary to administer these activities. In the sole exercise of its discretion, the Plan Administrator may appoint an independent
Plan fiduciary at any time.

The Plan Administrator will monitor the effectiveness of these procedures. The Plan Administrator will establish any new procedures that become necessary, and will advise you regarding those procedures in writing as soon as possible.